Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces
Second Quarter Results Following Twenty-Fifth Distribution Increase
Whippany, New Jersey, May 6, 2010 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 27, 2010. Net income amounted to $98.4 million, or $2.78 per Common Unit, compared to $114.9 million, or $3.50 per Common Unit, in the prior year quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2010 amounted to $112.5 million, compared to $132.3 million in the prior year quarter.
Net income and EBITDA for the fiscal 2010 second quarter included a loss on debt extinguishment of $9.5 million associated with the senior note refinancing completed during March 2010. Therefore, excluding the effect of the loss on debt extinguishment on the Partnership’s fiscal 2010 second quarter earnings and unrealized (non-cash) mark-to-market adjustments for derivative instruments used in risk management activities, Adjusted EBITDA amounted to $123.7 million, compared to Adjusted EBITDA of $142.0 million in the prior year quarter. The second quarter of fiscal 2010 was characterized by continued adverse affects of the weak economy, an erratic weather pattern and a volatile commodity price environment. The prior year second quarter benefitted from a sharp drop in commodity prices which, as reported throughout the prior year, resulted in higher gross margins.
In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “The current operating environment continues to present challenges in managing volumes and margins. However, thanks to a flexible cost structure and an efficient operating platform we are very pleased to deliver Adjusted EBITDA that was ahead of our expectations for the quarter. In addition to these solid results, during the quarter we took proactive steps to further strengthen our balance sheet by successfully accessing the capital markets and extending the maturity on $250.0 million of senior debt until March 2020 at attractive rates. And, even with funding our peak seasonal working capital needs entirely from cash on hand, we ended the quarter with more than $140.0 million of cash on the balance sheet.”
Mr. Dunn added, “On the strength of these earnings and cash flows, we are pleased to deliver our sixteenth consecutive increase in our quarterly distribution rate (twenty-fifth since the recapitalization in 1999) to $0.84 per Common Unit, or $3.36 annualized, which represents more than 3% growth over the prior year second quarter.”

Retail propane gallons sold in the second quarter of fiscal 2010 decreased 10.0 million gallons, or 7.5%, to 124.5 million gallons compared to 134.5 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 5.7 million gallons, or 23.7%, to 18.4 million gallons during the second quarter of fiscal 2010 compared to 24.1 million gallons in the prior year quarter. The weak economy continues to negatively affect sales volumes, particularly in the Partnership’s non-residential customer base, which accounted for 63% of the overall decline in propane sales volumes. Additionally, while average temperatures across the Partnership’s service territories for the second quarter of fiscal 2010 were 3% warmer than both normal and the prior year second quarter, average temperatures in the Partnership’s northeast and western territories were approximately 6% warmer than both normal and the prior year quarter, which also contributed to the decline in sales volumes.
Revenues of $469.2 million increased $24.0 million, or 5.4%, compared to the prior year quarter, primarily due to higher average selling prices in line with higher average product costs, offset to an extent by the lower volumes sold. Average posted prices for propane and fuel oil were 84.4% and 52.3% higher, respectively, compared to the prior year second quarter. Cost of products sold for the second quarter of fiscal 2010 of $248.5 million increased $40.2 million, or 19.3%, compared to $208.3 million in the prior year quarter. Cost of products sold in the second quarter of fiscal 2010 included a $1.7 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $9.7 million unrealized (non-cash) loss in the prior year quarter; these unrealized losses are excluded from Adjusted EBITDA for both periods in the table below.
Combined operating and general and administrative expenses of $98.8 million for the second quarter of fiscal 2010 were $5.8 million, or 5.5%, lower than the prior year quarter, primarily due to lower variable compensation attributable to lower earnings and continued savings in vehicle expenses and insurance costs. Net interest expense decreased $2.8 million, or 29.8%, as a result of lower outstanding debt during the second quarter of fiscal 2010 compared to the prior year quarter due to the $183.0 million debt reduction in the second half of fiscal 2009. Additionally, during the second quarter of fiscal 2010, the Partnership took proactive steps to further enhance its capital structure by extending the maturity on $250.0 million of senior notes until March 2020. On March 23, 2010, the Partnership announced the successful completion of the issuance of $250.0 million of 7 3/8% senior notes maturing in March 2020 to replace the previously existing 6 7/8% senior notes that were set to mature in December 2013. Once again, the Partnership funded all working capital requirements with cash on hand without the need to borrow under its working capital facility and ended the second quarter of fiscal 2010 with more than $140.0 million of cash.
On April 22, 2010, the Partnership announced that its Board of Supervisors declared the twenty-fifth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.835 to $0.84 per Common Unit for the three months ended March 27, 2010. On an annualized basis, this increased distribution rate equates to $3.36 per Common Unit, an increase of $0.02 per Common Unit from the previous distribution rate, and an increase of 3.1% compared to the second quarter of fiscal 2009. The $0.84 per Common Unit distribution will be paid on May 11, 2010 to Common Unitholders of record as of May 4, 2010.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 850,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2009 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended March 27, 2010 and March 28, 2009
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	March 27, 2010	March 28, 2009	March 27, 2010	March 28, 2009

Revenues
Propane	$369,341	$336,913	$602,872	$610,821
Fuel oil and refined fuels	61,311	65,138	100,558	119,329
Natural gas and electricity	28,841	32,093	45,703	54,374
All other	9,670	11,081	21,462	24,016

	469,163	445,225	770,595	808,540

Costs and expenses
Cost of products sold	248,459	208,259	398,825	382,489
Operating	78,508	86,848	152,995	163,911
General and administrative	20,257	17,793	33,995	32,563
Depreciation and amortization	7,142	7,131	14,226	14,154

	354,366	320,031	600,041	593,117

Income before loss on debt extinguishment, interest expense and provision for income taxes	114,797	125,194	170,554	215,423
Loss on debt extinguishment	9,473	—	9,473	—
Interest expense, net	6,608	9,442	13,791	18,845

Income before provision for income taxes	98,716	115,752	147,290	196,578
Provision for income taxes	328	886	527	1,024

Net income	$98,388	$114,866	$146,763	$195,554

Net income per Common Unit — basic	$2.78	$3.50	$4.15	$5.96

Weighted average number of Common Units outstanding — basic	35,343	32,847	35,332	32,832

Net income per Common Unit — diluted	$2.76	$3.48	$4.12	$5.93

Weighted average number of Common Units outstanding — diluted	35,622	33,051	35,581	32,996

Supplemental Information:
EBITDA (a)	$112,466	$132,325	$175,307	$229,577
Adjusted EBITDA (a)	$123,671	$142,015	$189,920	$224,261
Retail gallons sold:
Propane	124,457	134,512	214,438	233,559
Refined fuels	18,381	24,125	31,436	40,841
Capital expenditures:
Maintenance	$2,821	$2,029	$3,972	$3,658
Growth	$2,137	$1,849	$5,478	$4,665
(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and loss on debt extinguishment. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Six Months Ended
	March 27, 2010	March 28, 2009	March 27, 2010	March 28, 2009

Net income	$98,388	$114,866	$146,763	$195,554
Add:
Provision for income taxes	328	886	527	1,024
Interest expense, net	6,608	9,442	13,791	18,845
Depreciation and amortization	7,142	7,131	14,226	14,154

EBITDA	112,466	132,325	175,307	229,577
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	1,732	9,690	5,140	(5,316)
Loss on debt extinguishment	9,473	—	9,473	—

Adjusted EBITDA	123,671	142,015	189,920	224,261
Add / (subtract):
(Provision for) income taxes	(328)	(426)	(527)	(564)
Interest expense, net	(6,608)	(9,442)	(13,791)	(18,845)
Unrealized (non-cash) (losses) gains on changes in fair value of derivatives	(1,732)	(9,690)	(5,140)	5,316
Compensation cost recognized under Restricted Unit Plan	1,025	672	2,017	1,241
Loss (gain) on disposal of property, plant and equipment, net	293	(393)	(134)	(623)
Changes in working capital and other assets and liabilities	(44,264)	11,212	(115,014)	(51,834)

Net cash provided by operating activities	$72,057	$133,948	$57,331	$158,952

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.